                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

[_]Check the appropriate box:

[_]Preliminary proxy statement

[X]Definitive proxy statement

[_]Definitive additional materials

[_]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                PAYMENTECH, INC.
     -------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                PAYMENTECH, INC.
     -------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table per Exchange Act Rules 14a-6(i)(4) and 0-11.

                       [LOGO OF PAYMENTECH APPEARS HERE]

                               PAYMENTECH, INC.
                                1601 ELM STREET
                              DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1997 Annual Meeting of the Stockholders of Paymentech, Inc. (f/k/a First USA Paymentech, Inc.) will be held at 1601 Elm Street, 47th Floor, in Dallas, Texas on Wednesday, December 3, 1997, at 10:00 a.m., Central Standard Time, for the following purposes:

  1. To elect two Class II directors to serve until the expiration of their terms and until their successors are elected and qualify;

  2. To authorize the adoption of an amendment to the Paymentech, Inc. 1996 Amended and Restated Stock Option Plan that would increase the number of shares of common stock that may be granted under such plan; and

  3. To transact whatever other business may properly be brought before the meeting.

  Stockholders of record at the close of business on October 24, 1997 by order of the Board of Directors are entitled to notice of and to vote at the meeting.

                                          /s/ Pamela H. Patsley

                                          Pamela H. Patsley
                                          President and Chief Executive
                                           Officer

October 28, 1997

  Please mark, sign, date and return promptly the proxy in the enclosed envelope even if you plan to attend the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

                               PAYMENTECH, INC.
                                1601 ELM STREET
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT

  Paymentech, Inc. (f/k/a First USA Paymentech, Inc.; the "Company"), is a Delaware corporation which engages in the credit card industry primarily as a payment processor of credit and debit card transactions on behalf of merchants, financial institutions and sales agents, and which, according to published industry sources, is the third largest payment processor of bankcard transactions in the United States. The Company also provides third-party credit and debit authorization services to financial institutions, sales agents and the Company's direct merchants. In addition, the Company issues commercial cards to businesses and other entities, which facilitate centralized business-to-business payment procedures and reporting, replacing traditional direct payment methods.

  This Proxy Statement is furnished in connection with the solicitation by the Company of proxies to be voted at its Annual Meeting of Stockholders to be held at 10:00 a.m., Central Standard Time, on Wednesday, December 3, 1997, at 1601 Elm Street, 47th Floor, in Dallas, Texas, and at any adjournment thereof. This Proxy Statement was first mailed or given to stockholders on October 30, 1997.

  Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by directors, officers and employees of the Company. Expenses for such solicitation will be borne by the Company. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in stock of the Company registered in names of nominees.

  Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Company at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

  Stockholders of record at the close of business on October 24, 1997 are entitled to notice of and to vote at the meeting. On the record date the Company had 35,353,249 shares of common stock of the Company (the "Common Stock") outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting. Of the total number of shares outstanding on the record date, 19,979,081 shares (or approximately 57%) were owned by First USA Financial, Inc. ("First USA Financial"), a wholly owned subsidiary of BANC ONE CORPORATION ("Banc One"). In June 1997, First USA Financial's former parent, First USA, Inc. ("First USA") merged with and into Banc One (the "Merger"), with Banc One continuing as the surviving entity. In the Merger, each share of First USA common stock was converted into 1.1659 shares of Banc One common stock.

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), publicly held corporations are generally precluded from deducting compensation in excess of $1 million paid to the Chief Executive Officer or any of the other four most highly compensated executive officers for federal income tax purposes for a taxable year. Exceptions are made for, among other things, qualified performance-based compensation. In order to ensure that compensation paid or deemed paid by the Company to its executive officers will be treated as qualified performance-based compensation and will, therefore, not be subject to the limitation of Section 162(m) of the Code, stockholders are requested to approve an amendment to the Company's 1996 Amended and Restated Stock Option Plan (the "1996 Option Plan") that would increase the number of shares of Common Stock that may be granted under the 1996 Option Plan.

  A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast by the holders of Common Stock at the meeting. The approval of the amendment to the 1996 Option Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented and entitled to vote at the meeting; provided that the number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast. First USA Financial has informed the Company that it intends to vote FOR each of the matters described above at the annual meeting.

  Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Company's Transfer Agent and Registrar, the Bank of New York. Shares held by stockholders present at the meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes. With respect to the items submitted for approval, abstentions will have the effect of a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this proxy statement.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information believed by the Company to be accurate based on information provided to it concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock as of the latest practicable date, and by each director, the Company's Chief Executive Officer, each of the Company's other four most highly compensated executive officers and all executive officers and directors as a group, as of October 1, 1997. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of Common Stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of October 1, 1997.

                                                             COMMON STOCK
                                                         ---------------------
                                                         NUMBER OF  PERCENTAGE
   NAME OF BENEFICIAL OWNER                                SHARES    OF CLASS
   ------------------------                              ---------- ----------
   First USA Financial, Inc.(a)......................... 19,979,081    56.5%
   Putnam Investments, Inc.(b)..........................  2,031,359     5.7%
   Gene H. Bishop(c)(d).................................     27,500       *
   William P. Boardman(a)(c)............................        --        *
   John B. McCoy(a)(c)..................................        --        *
   Pamela H. Patsley(c)(d)..............................    273,225       *
   Rupinder S. Sidhu(c)(d)(e)...........................     27,500       *
   John C. Tolleson(c)(d)...............................    255,000       *
   Richard W. Vague(c)(d)...............................    250,000       *
   James W. Baumgartner(d)..............................     95,923       *
   Michael P. Duffy(d)..................................     99,795       *
   Philip E. Taken(d)...................................     46,972       *
   David W. Truetzel(d)(f)..............................    108,140       *
   All executive officers and directors as a group (11
    persons)(d)(e)......................................  1,184,055     3.3%

--------
 * Less than 1.0%
(a) First USA Financial is a wholly owned subsidiary of Banc One. The address of First USA Financial is Three Christina Centre, 201 North Walnut, Wilmington, Delaware 19801, and the address of Banc One is 100 East Broad Street, Columbus, Ohio 43271. Although neither Mr. McCoy nor Mr. Boardman directly owns any shares of Common Stock, Mr. McCoy is Chairman and Chief Executive Officer of Banc One, and Mr. Boardman is Senior Executive Vice President of Banc One. Each could therefore be deemed to control the shares indirectly owned by Banc One. Each of Messrs. McCoy and Boardman disclaims beneficial ownership of such Banc One shares.
(b) Putnam Investments, Inc. ("PI"), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds, and the Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients. The address of PI is One Post Office Square,
    Boston, Massachusetts 02109. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual fund trustees has voting power over the shares held by each fund, and the Putnam
    Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. M&MC and PI have no power to vote or dispose of, or direct the voting or disposition of, any such securities.
(c) Gene H. Bishop, William P. Boardman, John B. McCoy, Pamela H. Patsley, Rupinder S. Sidhu, John C. Tolleson and Richard W. Vague are directors of the Company.
(d) The shares include shares subject to options exercisable within 60 days of October 1, 1997 as follows: Mr. Bishop, 7,500 shares; Ms. Patsley, 80,000 shares; Mr. Sidhu, 7,500 shares; Mr. Tolleson, 55,000 shares; Mr. Vague, 50,000 shares; Mr. Baumgartner, 51,000 shares; Mr. Duffy, 56,000 shares;
    Mr. Taken, 16,000
    shares; Mr. Truetzel, 68,500 shares; all executive officers and directors as a group, 391,500 shares. The address for Messrs. Bishop, Sidhu, Tolleson, Duffy, Taken and Truetzel and Ms. Patsley is c/o Paymentech, Inc., 1601 Elm Street, Dallas, Texas 75201. The address for Messrs. Boardman and McCoy is BANC ONE CORPORATION, 100 East Broad Street, Columbus, Ohio 43271. The address for Mr. Vague is c/o First USA Bank, Three Christina Centre, 201 North Walnut, Wilmington, Delaware 19801. The address for Mr. Baumgartner is c/o First USA Financial Services, Inc., 3995 So. 700 E., Suite 400, Salt Lake City, Utah 84107.
(e) The shares exclude 50,000 shares held by a limited partnership, for which Mr. Sidhu is the President of the general partner, a limited liability company. Mr. Sidhu disclaims beneficial ownership of such shares.
(f) Mr. Truetzel resigned his positions with the Company as of September 30, 1997. The shares listed do not include shares of restricted stock and option grants which were forfeited as a result of Mr. Truetzel's resignation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during the fiscal year ended June 30, 1997 were made on a timely basis, except for a late reporting on Form 5 of a transaction by Jeff Connelly in April 1997.

                             ELECTION OF DIRECTORS

  The Board of Directors has proposed Gene H. Bishop and Ronald G. Steinhart as nominees for reelection as Class II directors to serve for three-year terms and until their successors are elected and qualify. Richard W. Vague, whose current term as Director expires at the 1997 annual meeting of stockholders, has advised the Company that he does not wish to seek reelection to the Board of Directors. A plurality of the votes cast at the meeting is required to elect each nominee. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. If, at the time of the annual meeting, any nominee should be unable to serve, the shares represented by a proxy may be voted for a substitute nominee to be designated by the Board of Directors.

   NAME                                                             AGE POSITION
   ----                                                             --- --------
   Gene H. Bishop..................................................  67 Director
   Ronald G. Steinhart.............................................  54 Director

  Gene H. Bishop. Mr. Bishop has been a Director of the Company since December 1995. Mr. Bishop served as Chairman and Chief Executive Officer of Life Partners Group, Inc. from November 1991 until October 1994. From October 1990 until November 1991, he was Vice Chairman and Chief Financial Officer of Lomas Financial Corporation and President and Chief Operating Officer of Lomas Mortgage USA, a wholly owned subsidiary of Lomas Financial Corporation. From March 1975 to July 1990, he was Chairman and Chief Executive Officer of MCorp, a bank holding company. Mr. Bishop is also a Director of Southwest Airlines Co., Liberte Investors, Southwestern Public Service Co. and Drew Industries, Inc.

  Ronald G. Steinhart. Mr. Steinhart has been Chairman and Chief Executive Officer of Banc One's Commercial Banking Group since December 1996, and was appointed Chairman and Chief Executive Officer of Bank One, Texas, N.A. in January 1995. From November 1992 through December 1994, Mr. Steinhart served as President and Chief Operating Officer of Bank One, Texas, N.A. From February 1988 through November 1992, Mr. Steinhart served as Chairman and Chief Executive Officer of Team Bancshares, Inc., which merged with Bank One, Texas, N.A. in November 1992. Mr. Steinhart also serves as Trustee of Prentiss Properties Trust.

  A plurality of the votes cast by the holders of Common Stock at the meeting will be required to reelect the nominees as Class II directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR CLASS II
DIRECTOR.

                              INCUMBENT DIRECTORS

   NAME                      AGE POSITION
   ----                      --- --------
   William P. Boardman......  55 Director
   John B. McCoy............  54 Director
   Pamela H. Patsley........  40 President, Chief Executive Officer and Director
   Rupinder S. Sidhu........  41 Director
   John C. Tolleson.........  49 Chairman of the Board

  William P. Boardman. Mr. Boardman has been a Director of the Company since June 1997. Mr. Boardman has served as Senior Executive Vice President of Banc One since 1984. Mr. Boardman is also a Director of Checkfree Corporation, Visa USA, Inc. and Electronic Payment Services, Inc.

  John B. McCoy. Mr. McCoy has been a Director of the Company since June 1997. Mr. McCoy has served as Chairman and Chief Executive Officer of Banc One since January 1987. From January 1983 to January 1987, Mr. McCoy served as President of Banc One. Mr. McCoy is also a Director of Cardinal Health, Inc., Ameritech Corporation, Federal Home Loan Mortgage Corporation and Tenneco, Inc.

  Pamela H. Patsley. Ms. Patsley has been President, Chief Executive Officer and a Director of the Company since December 1995. She has also served as President and Chief Executive Officer of Paymentech Merchant Services, Inc., the Company's payment processing subsidiary, since December 1991 and as Chairman of the Board of First USA Financial Services, Inc., the Company's commercial card subsidiary, since August 1994. Ms. Patsley also served as Executive Vice President and Secretary of First USA from July 1989 until June 1997, and as Chief Financial Officer from January 1987 to April 1994. Ms. Patsley is also a Director of First Virtual Holdings, Inc. ("First Virtual"), Adolph Coors Company and Coors Brewing Company.

  Rupinder S. Sidhu. Mr. Sidhu has been a Director of the Company since December 1995. Mr. Sidhu has been President of Merion Capital Management LLC, a private investment company, since 1994. From 1993 to 1994, Mr. Sidhu was a Partner of Stonington Partners, Inc. (formerly known as First Capital Partners, Inc.), a private investment firm. Mr. Sidhu has been a member of the Board of Directors of Merrill Lynch Capital Partners, Inc., a private investment firm affiliated with Merrill Lynch & Co., since 1987. He is also a Director of CMI Industries, Inc.

  John C. Tolleson. Mr. Tolleson has been Chairman of the Board of the Company since December 1995. Mr. Tolleson also served as Chairman of the Board and Chief Executive Officer of First USA from August 1989 until June 1997, and of First USA's predecessor since its formation in May 1985. Mr. Tolleson also currently serves on the Boards of Banc One, Visa USA, Inc., Visa International, Inc., VIAD Corporation and Capstead Mortgage Corporation and on the Executive Board of the Cox School of Business at Southern Methodist University.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires, and will serve for three years. The term of Gene H. Bishop will expire at the 1997 annual meeting and, if reelected, at the 2000 annual meeting; the term of Ronald G. Steinhart, if elected, will expire at the 2000 annual meeting; the terms of William P. Boardman and John B. McCoy will expire at the 1998 annual meeting; the terms of Pamela H. Patsley, Rupinder S. Sidhu and John C. Tolleson will expire at the 1999 annual meeting; and the term of Richard W. Vague will expire at the 1997 annual meeting. The Board of Directors held 6 meetings during the last fiscal year and each of the Company's Directors attended at least 75% of such meetings. Messrs. Bishop, Sidhu and Tolleson serve on the Company's Compensation Committee (the "Compensation Committee") and Audit Committee (the "Audit Committee"). The Company has no nominating committee.

  The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures, recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements, reviews with management and the independent accountants the Company's year-end and quarterly operating results, and reviews the scope and results of the audit with the independent accountants. The Audit Committee met 4 times in fiscal 1997.

  The Compensation Committee reviews compensation arrangements for executive officers. The Compensation Committee also administers the Company's stock option and restricted stock plans, and except with respect to grants of options to outside directors, has full authority to determine the persons to whom and the times at which options shall be granted, the number of option shares to be granted and the price and other terms of options, except that the Compensation Committee has granted to the Chief Executive Officer the authority to grant during any fiscal quarter up to an aggregate of 25,000 options and 10,000 shares of restricted stock to employees who are not "officers" within the meaning of Section 16 of the Exchange Act, in order to attract and retain employees and for promotions. The Compensation Committee met 2 times in fiscal 1997.

                            EXECUTIVE COMPENSATION

  The following tables set forth certain information concerning compensation of, and stock options and restricted stock granted to, the Company's Chief Executive Officer and the other four most highly paid officers in respect of fiscal 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                              ANNUAL COMPENSATION                         COMPENSATION AWARDS
                             ----------------------------------------------------- ----------------------------------
                                                                                              NUMBER OF
                                                       RESTRICTED      OTHER       RESTRICTED SECURITIES
                             FISCAL            CASH      STOCK         ANNUAL        STOCK    UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY  BONUS (1) BONUS (2)  COMPENSATION (3) AWARDS(4)  OPTIONS(5) COMPENSATION
---------------------------  ------ -------- --------- ---------- ---------------- ---------- ---------- ------------
Pamela H. Patsley.......      1997  $315,000      --    $379,805          --        $868,125   230,000     $  3,719(6)
 President and CEO            1996   280,000 $300,000        --           --         550,000   275,000        3,388(7)
                              1995   225,000  168,750        --           --         443,750    25,000        3,617(7)
James W. Baumgartner
 (8)....................      1997   195,000      --     176,027      $70,867        434,063    50,000      683,916(6)(9)
 President of Financial       1996    26,591   30,000        --           --             --     80,000       35,000(10)
  Services
Michael P. Duffy (8)....      1997   146,375      --     154,324          --         434,063    50,000      588,100(6)(9)
 Chief Operating Officer      1996   130,000  100,000        --           --             --     80,000        1,013(6)
Philip E. Taken.........      1997   135,146      --     140,173          --         434,063    50,000      196,838(6)(9)
 Chief Administrative         1996   118,958   50,000        --           --             --     30,000        1,656(6)
  Officer and General         1995    94,583   42,000        --           --         110,938    10,000        1,425(6)
  Counsel
David W. Truetzel (8)...      1997   178,146      --     161,558       36,589        434,063    50,000      685,000(6)(9)
 Chief Financial Officer      1996    92,083   85,000        --           --         139,125   109,500      125,000(10)
  and Secretary

--------
 (1) Bonuses for fiscal 1996 were approved by the Compensation Committee of the Board of Directors of the Company on July 16, 1996 and paid in cash on July 31, 1996. Bonuses for fiscal 1995 were approved by the Board of Directors of First USA on July 19, 1995 and paid in cash on July 31,
     1995. The 1996 amount for Mr. Duffy represents bonus payments made during fiscal 1996 to Mr. Duffy with respect to the period from January 1, 1995 through June 30, 1996.
 (2) Bonuses for fiscal 1997 were approved by the Compensation Committee of the Board of Directors of the Company on July 17, 1997. Bonuses were paid in the form of restricted stock to each of the named executive officers. The values provided in the table above for fiscal 1997 are based upon the closing price of $28.9375 of the Common Stock on the last trading day of fiscal 1997. The restricted stock grants specified in this column vest with respect to one third of the shares granted on each of the first and second anniversaries of the date of grant, and with respect to the remaining shares on the third anniversary of the date of grant. The number of shares of restricted stock awarded to the named executive officers as bonuses with respect to fiscal 1997 was as follows: Ms. Patsley, 13,125 shares; Mr. Baumgartner, 6,083 shares; Mr. Duffy, 5,333 shares; Mr. Taken 4,844 shares; Mr. Truetzel, 5,583 shares.
 (3) The amount for Mr. Baumgartner for fiscal 1997 includes $56,851 for relocation expenses. The amount for Mr. Truetzel includes $19,300 for relocation expenses and $9,900 for an automobile lease allowance. Where no amount is stated, the aggregate value of Other Annual Compensation did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.
 (4) Awards of restricted Common Stock were made to the named executive officers in June 1997 in connection with the Merger. The Merger caused nearly all restricted stock and option grants previously made to the Company's named executive officers to vest, and thus management generally no longer had unvested restricted stock and option grants. The Merger also created an environment of greater uncertainty among management. Accordingly, the Company made one-time grants to encourage the retention of the Company's key management personnel following the Merger. The values shown for restricted stock awards granted in fiscal 1997 are calculated by multiplying the number of shares granted by $28.9375, the closing price of the Common Stock on the date of grant.
     No awards of restricted Common Stock were issued to the named executive officers with respect to fiscal 1996. The amount for Ms. Patsley represents 10,000 shares of restricted First USA common stock awarded to Ms. Patsley in July 1996, and the amount for Mr. Truetzel represents 3,000 shares of restricted First USA common stock awarded to Mr. Truetzel in December 1995 in connection with commencement of his employment with the Company. Such dollar amounts are based upon the closing prices of $55.00 and $46.375 of First USA common stock on the last trading day of fiscal 1996 and the date of grant, respectively. Awards of First USA restricted stock for fiscal 1995 were approved by the Compensation Committee of the Board of Directors of First USA on July 19, 1995. The awards were made in recognition of the Company's and First USA's performance and as incentive for future performance. The values shown for restricted stock awards granted in fiscal 1995 are shown by multiplying the number of shares granted by $44.375, the closing price of First USA's common stock on the last trading day of fiscal 1995. Except as set forth below, the number and value of shares of restricted Common Stock held by the named executive officers on the last day of fiscal 1997 (including shares of restricted stock paid as bonuses to the named executive officers in fiscal 1997) were: Ms. Patsley, 43,125 shares, $1,247,930; Mr. Baumgartner, 21,083 shares, $610,089; Mr. Duffy, 20,333 shares, $588,386;
     Mr. Taken, 19,844 shares, $574,236; Mr. Truetzel, 20,583 shares, $595,621.
     Such dollar amounts were based upon the closing price of $28.9375 for the Common Stock on the last trading day of fiscal 1997. Upon closing of the Merger all shares of restricted stock of First USA awarded prior to June 27, 1997 vested.
 (5) Annual stock option grants for fiscal 1997 were approved by the Compensation Committee of the Board of Directors of the Company on July 17, 1997. The Company also made special stock option grants in June 1997 in connection with the Merger to encourage the retention of the Company's key management personnel following the Merger. Fiscal 1997 amounts represent the number of options to purchase Common Stock granted to the named executive officers as follows: Ms. Patsley, 50,000 annual award shares and 180,000 Merger shares; Mr. Baumgartner, 30,000 annual award shares and 20,000 Merger shares; Mr. Duffy, 30,000 annual award shares and 20,000 Merger shares; Mr. Taken, 30,000 annual award shares and 20,000 Merger shares; and Mr. Truetzel, 30,000 annual award shares and 20,000 Merger shares.
     Annual stock option grants for fiscal 1996 were approved by the Compensation Committee of the Board of Directors of the Company on July 16, 1996. During fiscal 1996 the Company also made special stock option grants and special grants pursuant to the Company's stock loan program in connection with the March 1996 initial public offering of the Common Stock (the "Initial Public Offering"). The numbers of shares representing options for Messrs. Taken and Truetzel for fiscal 1996 include: Mr. Taken, 20,000 special grant shares in connection with the Initial Public Offering and 10,000 shares of First USA common stock; and Mr. Truetzel, 67,500 special grant shares in connection with the Initial Public Offering, 30,000 annual award shares and 12,000 shares of First USA common stock granted in connection with the commencement of his employment with the company.
     Fiscal 1995 amounts represent the number of options to purchase First USA common stock. Such stock option grants were approved by the Compensation Committee of the Board of Directors of First USA on July 19, 1995. The awards were made in recognition of the Company's performance and as incentive for future performance.
 (6) Amounts for fiscal 1997 reflect employer matching contributions to the Company's Retirement Savings Plan ("RSP") in the following amounts: Ms. Patsley, $3,719; Mr. Baumgartner, $366; Mr. Duffy, $2,200; Mr. Taken, $1,538, and Mr. Truetzel $1,450. Amounts for fiscal 1996 and 1995 represent employer matching contributions to the RSP.
 (7) The amounts represent employer matching contributions to the Company's Savings Restoration Plan.
 (8) Mr. Baumgartner joined the Company in June 1996, Mr. Duffy joined the Company in September 1995 and Mr. Truetzel joined the company in December 1995. Accordingly, no fiscal 1995 compensation is provided with respect to these individuals. Mr. Duffy was with Litle & Company, Inc., which was acquired by the Company in September 1995, prior to joining the Company. Mr. Truetzel resigned his positions with the Company as of September 30, 1997.
 (9) Reflects forgiveness, as a result of the Merger, of loans made by First USA Financial in connection with the Company's stock loan program in the following amounts: Mr. Baumgartner $683,550; Mr. Duffy, $585,900; Mr. Taken, $195,300 and Mr. Truetzel, $683,550.
(10) The amounts represent signing bonuses paid to Mr. Baumgartner and Mr. Truetzel upon joining the Company.

OPTION GRANTS

  The following table sets forth information concerning stock option grants made with respect to fiscal 1997 to the named executive officers to purchase Common Stock.

                OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                       STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS            FOR OPTION TERM(2)
                         NUMBER OF   --------------------------------- ------------------------
                         SECURITIES   % OF TOTAL
                         UNDERLYING    OPTIONS    EXERCISE
                          OPTIONS     GRANTED TO  PRICE PER EXPIRATION
                          GRANTED    EMPLOYEES(1)   SHARE      DATE        5%          10%
                         ----------  ------------ --------- ---------- ----------- ------------
Pamela H. Patsley.......  50,000(3)      6.17%     $ 29.00   7/17/07   $   911,897 $  2,310,927
                         180,000(4)     39.91%     28.9375   6/30/07     3,275,755    8,310,406
James W. Baumgartner....  30,000(3)      3.70%       29.00   7/17/07       547,138    1,386,556
                          20,000(4)      4.43%     28.9375   6/30/07       363,973      922,378
Michael P. Duffy........  30,000(3)      3.70%       29.00   7/17/07       547,138    1,386,556
                          20,000(4)      4.43%     28.9375   6/30/07       363,973      922,378
Philip E. Taken.........  30,000(3)      3.70%       29.00   7/17/07       547,138    1,386,556
                          20,000(4)      4.43%     28.9375   6/30/07       363,973      922,378
David W. Truetzel (5)...  30,000(3)      3.70%       29.00   7/17/07       547,138    1,386,556
                          20,000(4)      4.43%     28.9375   6/30/07       363,973      922,378

--------
(1) Represents percentage of total options granted to employees of the Company with respect to each grant.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% compounded annual rates set by the Commission, and therefore are not intended to forecast future appreciation, if any, in the price of Common Stock. Such amounts are calculated based upon the exercise price for each option granted. The potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on July 17, 2007 assume that the price of the Common Stock increases to $47.24 and $75.22 per share, respectively, over the 10-year term of the options; and the potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on June 30, 2007 assume that the price of the Common Stock increases to $47.14 and $75.06 per share, respectively, over the 10-year term of the options.
(3) Represents annual option grants, which options vest in increments of 20% on the date of grant and each anniversary of the date of grant, or earlier, in the event of a change in control of the Company.
(4) Represents special option grants made in connection with the Merger, which options vest on December 31, 2000, or earlier, in the event of a change in control of the Company. These one-time grants were made to encourage the retention of key management employees following the Merger.
(5) As a result of Mr. Truetzel's resignation effective September 30, 1997, Mr. Truetzel's unexercisable options were forfeited.

EXERCISE OF OPTIONS

  The following table sets forth information concerning the exercise of stock options to purchase Common Stock by the named executive officers during fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR END OPTION VALUE COMMON STOCK

                                  VALUE REALIZED   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES  (MARKET PRICE      OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                         ACQUIRED  AT EXERCISE           YEAR END             FISCAL YEAR END(1)
                            ON    LESS EXERCISE  ------------------------- -------------------------
          NAME           EXERCISE     PRICE)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------------- ----------- ------------- ----------- -------------
Pamela H. Patsley.......   --          --          65,000       340,000     $376,300     $564,450
James W. Baumgartner....   --          --          51,000        44,000          --           --
Michael P. Duffy........   --          --          56,000        44,000      235,188          --
Philip E. Taken.........   --          --          16,000        44,000       94,075          --
David W. Truetzel.......   --          --          68,500        44,000(2)   305,744          --

--------
(1) Calculated on the basis of the closing sale price per share for the Common Stock on the New York Stock Exchange of $28.9375 on the last trading day of fiscal 1997.
(2) Effective as of September 30, 1997, Mr. Truetzel's unexercisable options were forfeited.


  Prior to the Company's initial public offering in March 1996, awards of options to purchase First USA common stock were made to officers as recognition for the Company's and First USA's performance. The following table sets forth information concerning the exercise of stock options to purchase First USA common stock by the named executive officers during fiscal 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
           AND FISCAL YEAR END OPTION VALUE--FIRST USA COMMON STOCK

                                  VALUE REALIZED   NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                          SHARES  (MARKET PRICE      OPTIONS AT FISCAL             IN-THE-MONEY
                         ACQUIRED  AT EXERCISE           YEAR END          OPTIONS AT FISCAL YEAR END(1)
                            ON    LESS EXERCISE  ------------------------- ----------------------------------
          NAME           EXERCISE     PRICE)     EXERCISABLE UNEXERCISABLE  EXERCISABLE        UNEXERCISABLE
          ----           -------- -------------- ----------- ------------- ------------------ ---------------
Pamela H. Patsley.......  37,308    $ 942,890      402,226        --       $       16,510,712             --
James W. Baumgartner....     --           --           --         --                      --              --
Michael P. Duffy........     --           --           --         --                      --              --
Philip E. Taken.........  69,955    1,827,436          --         --                      --              --
David W. Truetzel.......     --           --        27,982        --                  799,096             --

--------
(1) Calculated on the basis of the closing sale price per share for Banc One common stock (into which the First USA common stock was converted upon consummation of the Merger) on the New York Stock Exchange of $48.4375 on June 30, 1997.

PENSION PLANS

 Pension Plan

  The Company has a noncontributory, tax-qualified defined benefit, "cash balance" retirement plan (the "Pension Plan") that provides retirement benefits for eligible employees of the Company. Each participant's cash balance account is credited with an amount equal to 4% of the participant's compensation plus interest. Each participant becomes fully vested in benefits under the Pension Plan after five years of employment with the

Company. Prior to that time, no portion of a participant's benefit is vested. Benefit may be paid under the Pension Plan, subject to limitations and conditions imposed by the Code, upon a participant's termination of employment, retirement (early, normal or late) or death. The Pension Plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions. The Pension Plan does not permit loans or in-service withdrawals by participants. Contributions to the Pension Plan will be actuarially determined and therefore cannot be attributed to individual participants. As of July 1, 1997, the estimated annual benefit payable under the Pension Plan to the named executive officers upon normal retirement age (assuming the executive continues to work to age 65 at the same rate of compensation as received for the previous 12 months) for Ms. Patsley, Mr. Baumgartner, Mr. Duffy, Mr. Taken and Mr. Truetzel was $65,666, $44,101, $42,079, $65,491 and $37,136, respectively.

 First USA Supplemental Executive Retirement Plan

  Eligible employees of the Company also receive benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which operates in conjunction with the Pension Plan to provide eligible employees with benefits that cannot be provided under the terms and conditions of the Pension Plan due to Code limitations on the amount of compensation that may be considered under the Pension Plan and Code limitations on the annual benefits that may be provided under the Pension Plan. Contributions to the SERP will be actuarially determined and therefore cannot be attributed to individual participants. As of July 1, 1997, the estimated annual benefit payable upon normal retirement age (assuming the executive continues to work to age 65 at the same rate of compensation as received for the previous 12 months) for Ms. Patsley, Mr. Baumgartner, Mr. Duffy, Mr. Taken and Mr. Truetzel was $125,621, $21,542, $12,123, $16,060 and $26,004, respectively.

EMPLOYMENT AGREEMENTS

  On June 27, 1997, the Company entered into employment agreements with each of the named executive officers (the "Employment Agreements"). The material provisions of the Employment Agreements are substantially similar. Annual base salary under the Employment Agreement is payable at a rate which is at least equal to or greater than twelve times the highest monthly base salary paid or payable, in respect of the immediately preceding twelve-month period. Each named executive officer is also entitled to receive an annual bonus consistent with Past Practices (as such term is defined in the Employment Agreements). In addition, each named executive officer is entitled to participate in all annual and long-term incentive plans consistent with Past Practices. The Employment Agreements also provide for certain fringe benefits. If a named executive officer is terminated for Cause or resigns without Good Reason (as such terms are defined in the Employment Agreements), the Company is not obligated to continue base salary or bonus payments (except such amounts as were incurred prior to termination). As consideration for entering into the Employment Agreements, the named executive officers have agreed not to disclose confidential information and not to compete with the Company during the terms of the Employment Agreements, and in certain cases, for the one-year period following termination. The term of the Employment Agreements is two years. Mr. Truetzel's Employment Agreement was terminated effective September 30, 1997.

COMPENSATION OF OUTSIDE DIRECTORS

  Members of the Company's Board of Directors who are not employees of the Company, a parent company or their respective direct and indirect subsidiaries receive cash compensation as follows: a $20,000 annual retainer and $1,000 for each Board meeting attended and $500 for each committee meeting attended (chairpersons receive $1,000 per committee meeting). In addition, such members of the Board of Directors also receive an option to purchase 5,000 shares of Common Stock on the date they become a director and annual grants of options to purchase 2,500 shares of Common Stock under the 1996 Option Plan.

                         COMPENSATION COMMITTEE REPORT

  The following report is submitted by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Each member of the Compensation Committee is a non-employee director. The Compensation Committee is responsible for establishing the strategic objectives and guidelines for the Company's executive compensation program. The Compensation Committee firmly believes that the Company's executive officers directly impact the Company's performance and the resulting impact on shareholder value, and such officers should be rewarded in a manner consistent with the Company's financial and non-financial results.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Company's executive compensation program has been designed to provide compensation that is linked to the performance of the Company, recognize achievement of annual and long-term goals, reward exceptional performance, and help attract and retain qualified executives. Consistent with this philosophy, the executive compensation program provides annual cash compensation through base salary, an annual award component consisting of restricted stock, and an additional long-term equity component through stock options. The program supports a performance-oriented environment and focus on shareholder value by providing equity-based incentive compensation that rewards financial performance of the Company and management performance in support of strategic objectives.

  The Compensation Committee determines annual salaries, stock awards and option grants for executive officers. Salaries are based primarily on experience, responsibility, and individual performance. Annual Restricted Stock grants are determined pursuant to the Company's Annual Incentive Plan (the "Annual Incentive Plan"). Option grants are oriented toward the achievement of increasing shareholder value over the long term.

ONE-TIME GRANT

  On June 27, 1997, the Company's majority shareholder, First USA merged with and into Banc One. This change in control caused nearly all previous option grants by the Company to vest and caused the forgiveness of all stock loans to management made in connection with the Company's initial public offering in March 1996. Thus, management no longer had unvested option grants or outstanding stock loans. Furthermore, the Merger created an environment of greater uncertainty among the management. As a result, the Compensation Committee made a one-time grant of restricted stock awards and option grants to the Company's senior management, primarily to encourage the retention of the Company's key management personnel.

BASE SALARY

  The Compensation Committee establishes base salaries each year at a level intended to be comparable to similarly-situated companies. In addition to the competitive market range, many factors are considered in determining actual base salaries, including the duties and responsibilities assumed by the executive, the scope of the executive's position, length of service, individual performance, internal equity considerations and special expertise beneficial to the Company. The Compensation Committee also reviews the success of the management team in areas of performance that are not easily captured through accounting measures, such as business strategies and introductions of new products and services.

ANNUAL INCENTIVE COMPENSATION

  One of the Compensation Committee's priorities is for executive officers to be stockholders so that their interests are aligned with the interests of the Company's other stockholders. The Compensation Committee continues to believe that this strategy motivates executives to remain focused on the overall long-term performance of the Company. The Company pursues these objectives through grants of restricted stock and options. Restricted stock awards are granted under the Restricted Stock Plan pursuant to the Annual Incentive Plan.

  The Annual Incentive Plan is intended to provide incentives to achieve financial and individual objectives, and to reward exceptional performance. Under the Annual Incentive Plan, executive officers are eligible to receive restricted stock awards based on the extent to which aggressive earnings goals are attained during the fiscal year. If earnings goals are not achieved, awards are not paid to the executive officer group. The Compensation Committee establishes the individual award opportunities at levels intended to be comparable to similarly-situated companies. The Compensation Committee also makes an assessment of performance by considering such factors as the economic environment, performance comparisons against competitors, the quality of earnings, the balance between short- and long-term objectives and the stability of the Company. For fiscal 1997, the Company met its goals for the performance year and the Compensation Committee believed it was important to grant the executive officers annual awards near or at the maximum individual award opportunity levels.

OPTION GRANTS

  Stock options are granted under the 1996 Option Plan in order to further align the executive officers with shareholders and to motivate such officers to remain focused on the long-term success of the Company.

  Under the 1996 Option Plan, stock options may be granted to executive officers with an exercise price equal to the fair market value of the Common Stock on the date of the grant. If there is no appreciation in the Common Stock, the option holders receive no benefit from the stock options. Such stock options are generally exercisable between the date on which such options vest and ten years from the date granted. Stock options are normally granted annually to the executive officer group as well as employees at various levels within the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

  During fiscal 1997, the Company's most highly compensated executive officer was Pamela H. Patsley, President and Chief Executive Officer. Ms. Patsley participates in the same executive compensation program provided to the other executive officers as described above. The Compensation Committee's approach to establishing Ms. Patsley's compensation is to be competitive with comparable companies and to have a major and significant portion of her compensation depend on the achievement of financial and non-financial performance criteria. All compensation actions relating to Ms. Patsley are subject to the approval of the Board of Directors. Those actions which are described in this report have been approved.

  Ms. Patsley received 180,000 stock options at the time of the Merger and 30,000 shares of restricted stock as part of the one-time grant described above. Following the Merger, nearly all previous option and restricted stock grants vested, and the Company made one-time grants to encourage the retention of its key management, including Ms. Patsley. Ms. Patsley's base salary for fiscal 1997 was $315,000. Ms. Patsley's annual base salary was increased to $330,750 for fiscal 1998, a 5% increase from her former base salary. Based on the Compensation Committee's review of the salaries of other chief executive officers of similarly situated organizations or competitor companies, the Compensation Committee recognized that Ms. Patsley's base salary should be increased. The Compensation Committee believes that Ms. Patsley's annual stock award is appropriate given the Company's performance and earnings growth. In connection with the Compensation Committee's compensation philosophy, a total of 50,000 stock options and 13,125 shares of restricted stock were granted Ms. Patsley in July 1997. Ms. Patsley received no cash bonus in fiscal 1997.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Code generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated other executive officers. Exceptions are made for, among other things, qualified performance-based compensation. Qualified performance-based compensation means compensation paid solely on account of attainment of objective performance goals, provided that (i) performance goals are established by a compensation committee consisting solely of two or more outside directors, (ii) the material terms of the performance-based compensation are disclosed to and approved by a separate stockholder vote prior to payment, and (iii) prior to payment, the compensation committee certifies that the performance goals were attained and other material terms were satisfied.

  The 1996 Option Plan and Restricted Stock Plan are designed to be fully deductible for income tax purposes and are in compliance with Section 162(m) of the Code.

CONCLUSION

  The Compensation Committee believes the mix of market-based salaries, competitive variable stock awards and the potential for option grants for long-term performance represents an appropriate balance of total compensation. This balanced executive compensation program provides a competitive and motivational compensation package to the executive officer team required to produce the results the Company has historically achieved and strives to achieve in the future. The Compensation Committee further believes that the executive compensation program strikes an appropriate balance between the interest of the stockholders, the needs of the Company in operating its business and the executive team.

                                          The Compensation Committee

                                          Rupinder S. Sidhu, Chairman
                                          Gene H. Bishop
                                          John C. Tolleson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, Messrs. Sidhu and Bishop served as members of the Compensation Committee. Effective as of June 27, 1997, Mr. Tolleson also serves as a member of the Compensation Committee. No member of the Committee is an employee, officer, or former officer of the Company, and no member had a relationship with the Company during fiscal year 1997 requiring disclosure under Item 404 of Regulation S-K. No relationship existed during fiscal year 1997 that constituted a "Compensation Committee Interlock" within the meaning of Item 402(j) of Regulation S-K.

STOCK PERFORMANCE GRAPH

  The following chart compares the total stockholder return (stock price growth plus dividends) on the Common Stock from March 22, 1996 through June 30, 1997 with the total stockholder return for the same period of the S&P 500 Index and the S&P Computer Software and Services Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 on March 22, 1996 and that all dividends were reinvested. The Company notes that the Initial Public Offering occurred on March 22, 1996 and that the initial offering price of $21.00 was used as the beginning price for the Company's stock price on the performance graph. The Company also notes that the initial offering price of $21.00 is different from the Company's initial trading price of $32.50.

                     COMPARISON OF CUMULATIVE TOTAL RETURN


                    [STOCK PERFORMANCE GRAPH APPEARS HERE]



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                             FIRST
Measurement Period           USA               INDUSTRY     BROAD
(Fiscal Year Covered)        PAYMENTECH INC    INDEX        MARKET
---------------------        ---------------   ---------    ----------
Measurement Pt-03/22/1996    $100.00           $100.00      $100.00
FYE 06/30/1996               $190.48           $112.60      $104.49
FYE 06/30/1997               $137.81           $187.11      $140.74

  On June 30, 1997, the total stockholder return on the Common Stock had increased from March 22, 1996 (using the initial offering price of $21.00) by 37.81%, compared with increases in the total returns on the S&P 500 Index and the S&P Computer Software and Services Index of 40.74% and 87.11%, respectively.

                          ADOPTION OF AN AMENDMENT TO
                        THE FIRST USA PAYMENTECH, INC.

                  1996 AMENDED AND RESTATED STOCK OPTION PLAN

  The Board of Directors proposes and recommends that the stockholders approve an amendment to the 1996 Option Plan, increasing by 2,500,000 the number of shares of the Common Stock reserved for issuance under the 1996 Option Plan. The Board of Directors believes that this amendment is necessary to meet the Company's objectives of attracting, motivating and retaining officers and key employees and increasing officers' and key employees' alignment of interests with the Company's stockholders, while ensuring that no compensation payable under the 1996 Option Plan fails to be deductible to the Company by reason of
Section 162(m) of the Code. The affirmative vote of a majority of the voting power of the shares of Common Stock present or represented and entitled to vote at the meeting will be required to approve the proposal; provided that the total number of votes cast on such proposal represents over 50% of the number of votes entitled to be cast.

  As of October 1, 1997, only 738,850 shares remained available for issuance under the 1996 Option Plan. The Board of Directors believes that the proposed increase in the number of shares available for issuance under the 1996 Option Plan is necessary in order to continue the effectiveness of the 1996 Option Plan in attracting, motivating and retaining officers and key employees with appropriate experience and ability, and to increase the grantees' alignment of interest with the Company's stockholders.

  The terms of the 1996 Option Plan are summarized below. This summary is subject to the terms of the 1996 Option Plan, filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

1996 OPTION PLAN

  A maximum of 4,000,000 shares of Common Stock has been reserved for issuance under the 1996 Option Plan, subject to equitable adjustment upon the occurrence of any increase in, decrease in or exchange of outstanding shares of Common Stock through merger, consolidation, recapitalization, reclassification, stock split, stock dividend or similar corporate transaction. Currently approximately 375 employees of the Company are eligible for and have received stock option awards.

  The 1996 Option Plan is administered by the Compensation Committee, the composition of which shall, unless otherwise determined by the Board of Directors, at all times satisfy the provisions of Rule 16b-3 of the Exchange Act, as from time to time in effect, and Section 162(m) of the Code.

  Grants of "incentive stock options" (as such term is defined in Section 422 of the Code) and nonqualified stock options may be made under the 1996 Option Plan to selected officers and key employees of the Company or one of its direct or indirect subsidiaries, in the discretion of the Compensation Committee. Options for no more than 250,000 shares may be granted to any optionee in any year. In addition, no more than $100,000 in value of incentive stock options (determined by the fair market value of a share of Common Stock on the date of grant) may first become exercisable in any calendar year. To the extent that stock options that are intended to be incentive stock options fail to qualify as such, such options will be treated for all purposes as nonqualified stock options. Unless otherwise determined by the Board of the Directors, the exercise price of a stock option must be at least the fair market value per share of Common Stock on the date of grant. Option agreements also in most cases contain noncompete provisions.

  Options become exercisable as determined by the Compensation Committee. Options granted under the 1996 Option Plan expire as determined by the Compensation Committee, but in no event later than the tenth anniversary of the date of grant. An option can be exercised only if an optionee has been an employee of the Company or one of its direct or indirect subsidiaries continuously from the date of the option's grant to the date of the option's exercise and is an employee on the date of the option's exercise, except that
(i) in the event of the termination of the optionee's employment other than for "Cause" (as defined in the 1996 Option Plan), each stock option that is otherwise exercisable at the time of such termination may, unless earlier terminated in accordance with its terms, be exercised during the three-month period following the date of such termination, and (ii) in the event of the termination of the optionee's employment by reason of death or disability, each stock option that is otherwise exercisable at the time of such termination may, unless earlier terminated in accordance with its terms, be exercised at any time during the six-month period following the date of such death or disability.

  All options granted under the 1996 Option Plan that were not previously exercisable will become fully exercisable in the event of the occurrence of an "Acceleration Date." Under the 1996 Option Plan, in the event that (i) the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), of securities representing 25% or more of the combined voting power of the Company (but not including any securities acquired directly from the Company) or any of its affiliates is acquired by any "person" as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or its affiliates, any employee benefit plan of the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any underwriter temporarily holding securities pursuant to an offering of such securities),
(ii) a merger or consolidation of the Company with another corporation is consummated or the stockholders of the Company approve the issuance of voting securities of the Company in connection with a merger of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, or an agreement is consummated to sell or otherwise dispose of all or substantially all of the Company's assets, or adopt a plan of liquidation, other than certain types of mergers specified in the 1996 Option Plan, or (iii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period), then an Acceleration Date will occur on such date as specified in the 1996 Option Plan.

  In the event of an extraordinary or unusual corporate event, the Compensation Committee, in its discretion, may adjust the terms of outstanding awards, including in the case of stock options, the exercise price, the number of shares of Common Stock available for awards, and such other adjustments as the Compensation Committee shall deem appropriate and equitable under such circumstances.

  The 1996 Option Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part; provided, however, that, except as determined by the Board of Directors, no amendment that requires stockholder approval in order for the 1996 Option Plan to continue to comply with Rule 16b-3 under the Exchange Act or Section 162(m) of the Code will be effective unless such amendment has received the requisite approval of stockholders. In addition, no amendment may be made that adversely affects any of the rights of an optionee under any option or loan theretofore granted, without such optionee's consent.

CERTAIN FEDERAL INCOME TAX EFFECTS

  The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the 1996 Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

  Nonqualified Stock Options. An employee generally will not be taxed upon the grant of a nonqualified stock option (a "NQSO"). Rather, at the time of exercise of the NQSO (and in the case of an untimely exercise of an incentive stock option), the employee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the employee recognizes ordinary income. Different rules may apply in the case of an employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

  If shares acquired upon exercise of an NQSO (or upon untimely exercise of an incentive stock option), are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the employee) depending upon whether the stock has been held for the requisite period after such date.

  Incentive Stock Options. In the case of an incentive stock option (an "ISO"), an employee will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the employee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of an employee who dies (i) while in the employ of the Company or a subsidiary or
(ii) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NQSOs. See "--Nonqualified Stock Options."

  If stock acquired pursuant to a timely exercised ISO is later disposed of, the employee will, except as noted below, recognize long-term capital gain or loss (if the stock is a capital asset of the employee) equal to the difference between the amount realized upon such sale and the option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the employee.

  If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the employee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), any gain realized by the employee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the employee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date that governs the determination of his ordinary income. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition of the amount taxable to the employee as ordinary income. Any capital gain recognized by the employee will be long-term capital gain if the stock is held for the requisite period. Otherwise it will be short term capital gain.

  The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

COMPENSATION OF OUTSIDE DIRECTORS

  Members of the Company's Board of Directors who are not employees of the Company, a parent company or their respective direct and indirect subsidiaries receive cash compensation as follows: a $20,000 annual retainer and $1,000 for each Board meeting attended and $500 for each committee meeting attended (chairpersons receive $1,000 per committee meeting). In addition, such members of the Board of Directors also receive an option to purchase 5,000 shares of Common Stock on the date they become a director and annual grants of options to purchase 2,500 shares of Common Stock under the 1996 Option Plan.

  On October 1, 1997, the closing stock price per share of Common Stock on the New York Stock Exchange was $16.375.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS

  Banc One, as successor to First USA, and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Banc One has the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended, and the securities or blue sky laws of any jurisdiction designated by Banc One all or a portion of the issued and outstanding Common Stock held by Banc One (the "Registrable Shares") for sale in accordance with Banc One's intended method of disposition thereof. Such demand rights would be subject to the condition that the Company would not be required to effect more than four demand registrations. Banc One also has the right to participate, or "piggy-back," in certain equity offerings initiated by the Company, subject to reduction of the size of the offering on the advice of the managing underwriter. The Company and Banc One will share equally all expenses relating to the performance of, or compliance with, demand registration requests under the Registration Rights Agreement and the Company will pay all expenses relating to the performance of, or compliance with, "piggy-back" registrations under the Registration Rights Agreement. However, in either case, Banc One will be responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold and the fees and expenses of its counsel in connection with such registration.

  The Registration Rights Agreement also provides that during any period in which Banc One owns at least 20% of the voting power of the outstanding capital stock of the Company or in which Banc One is required to account for its investment in the Company under the equity method of accounting, the Company will provide Banc One with certain financial and other information.

SERVICES AND FACILITIES

  The Company and First USA Financial are parties to two subleases, pursuant to which First USA Financial provides the Company with certain office space. Pursuant to an Intercompany Services Agreement with the Company (the "Intercompany Agreement") First USA Financial and First USA Management, Inc. allow the Company to participate in insurance coverage and certain benefit plans made available by First USA Financial. In addition, prior to the merger between First USA and Banc One, First USA Financial provided certain administrative services to the Company under the Intercompany Agreement at a rate equal to First USA Financial's costs.

LICENSE TO USE THE FIRST USA NAME AND CERTAIN TRADEMARKS

  The Intercompany Agreement also provides for the grant by First USA Financial to the Company of a license to use the name "First USA" and certain trademarks (collectively referred to as the "Marks") in connection with the Company's business. The Intercompany Agreement provides that the Company will not, without First USA Financial's prior written consent, take any action with respect to (i) any litigation or proceeding involving the Marks, (ii) any new use of the Marks or changes in the purpose for which the Marks are used, (iii) any change in the Company's names, logos and other identifications which reasonably be expected to affect the Marks or (iv) if required by First USA Financial, any advertising campaigns or strategies which use the Marks or which refer to First USA Financial. First USA Financial has the right to revoke the license to use the Marks under certain circumstances if there is a change of control or a sale of the Company.

  The Intercompany Agreement provides that the Company indemnify First USA Financial, its subsidiaries and each of their respective officers, directors, employees and agents against losses from third party claims based on, arising out of or resulting from (i) the use of the Marks (but excluding any claim relating to First USA Financial's rights in Marks), and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.

  The Intercompany Agreement provides that First USA Financial indemnify the Company, its subsidiaries and each of their respective officers, directors, employees and agents against losses from third party claims based on, arising out of or resulting from (i) any third party claims relating to First USA Financial's rights in the Marks, and (ii) any other acts or omissions arising out of performance of the Intercompany Agreement.

INTERCOMPANY INDEBTEDNESS

  First USA Financial loaned the Company $25 million in connection with the Company's August 1996 acquisition of GENSAR Holdings Inc. Such loan accrued interest at the rate of LIBOR plus 0.25% and was repaid by the Company in January 1997.

OTHER TRANSACTIONS

  The Company entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") with First USA Financial, which governs tax related matters affecting taxable periods ending prior to and subsequent to the Initial Public Offering, including preparation and filing of tax returns, payment of taxes and indemnification for tax liabilities. In general, under the Tax Sharing Agreement, the Company is responsible for filing tax returns and paying taxes of the Company. The Tax Sharing Agreement provides that First USA Financial will retain control of audits affecting its consolidated, combined or unitary returns which include the Company and its subsidiaries. The Company is allowed to participate in, but not control any such audits with respect to matters for which it may be required to indemnify First USA Financial under such Tax Sharing Agreement.

  The Company's other income for fiscal 1997 included related party transactions with First USA resulting in a $3.5 million gain in December 1996 related to the termination of a call option on warrants held by First USA for stock in First Virtual and a $5.0 million gain in March 1997 related to the termination of an agreement that First USA would not compete with the Company for business card customers. Both of these transactions were at terms which the Company believes to be representative of an arms' length transaction.

  During fiscal 1997, First USA Financial Services, Inc. from time to time engaged in funding and investment transactions with First USA Bank, a wholly owned subsidiary of First USA Financial. At June 30, 1997 and 1996, the Company had $6.0 million and $86.7 million, respectively, invested in First USA Bank certificates of deposit with initial maturities of less than 90 days. The Company believes that such certificates of deposit earned interest at market rates, and the terms and provisions of such transactions were the same as the terms First USA Bank provides to non-affiliated entities in similar transactions.

                             INDEPENDENT AUDITORS

  The Company retained Ernst & Young LLP as the Company's independent auditors for fiscal 1997. Representatives of Ernst & Young LLP will attend the annual meeting and, while they do not intend to make a statement, they will respond to appropriate questions directed to them. The Company has not yet made a final determination as to its independent auditors for fiscal 1998, and is currently evaluating its business and other requirements for its fiscal 1998 auditors.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals to be included in the Company's proxy material for the 1998 annual meeting of stockholders must be received at the Company's principal executive offices not later than July 2, 1998.

  A Company by-law provides that a nomination for election as a director or other proposals properly brought before an annual or special meeting of stockholders may be brought by any stockholder provided the stockholder has given written notice of the nomination to the Company's Secretary not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders meeting. If the annual meeting is not within 30 days before or after such anniversary date, the stockholder notice must be received within 10 days following notice or publication of the date of the meeting. The notice must include certain information concerning the nomination for director. A copy of the by-law may be obtained from the Secretary of the Company at the address set forth in the accompanying notice. The by-law will apply to the 1998 annual meeting of stockholders.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Company does not intend to bring any other matters before the meeting requiring action of the stockholders, nor does it have any information that other matters will be brought before the meeting. However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Company.


                                          /s/ Pamela H. Patsley

                                          Pamela H. Patsley
                                          President and Chief Executive
                                           Officer

October 28, 1997

Votes must be indicated (X) in Black or Blue ink.  [_]
The Board of Directors recommends a vote FOR each item.

1. Election of Directors      FOR all nominees  [_]  WITHHOLD AUTHORITY to vote
                              listed below           for all nominees listed
                                                     below.
*EXCEPTIONS  [_]

Nominees. Gene H. Bishop and Ronald G. Steinhart
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees' name in the space provided below.) *Exceptions
           ---------------------------------------------------------------------

2. Proposal to adopt an amendment to the Paymentech, Inc. Amended and Restated 1996 Stock Option Plan.

   FOR   [_]                 AGAINST  [_]                   ABSTAIN  [_]

3. The proxy is authorized to transact such other business as may properly come before this meeting.

                                             Change of Address and/  [_]
                                             or comments Mark Here

                                  (Please sign exactly as name appears hereon.
                                  Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please add that title.)

                                    Dated:                               , 1997
                                          -------------------------------

                                    --------------------------------------------
                                             Signature of Stockholder

                                    --------------------------------------------
                                             Signature of Stockholder

Please Mark, Date, Sign and Mail Your Proxy Promptly in the Envelope Provided.

================================================================================

                               PAYMENTECH, INC.
               Proxy solicited by the Board of Directors for the
         Annual Meeting of Stockholders to be held on December 3, 1997

     The undersigned hereby appoints Pamela H. Patsley and Philip E. Taken, and each of them, the true and lawful agents and proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Paymentech, Inc. to be held at 1601 Elm Street, 47th floor, Dallas, Texas 75201, on December 3, 1997, at 10:00 a.m., Central Standard Time, and at any adjournments thereof, for the transaction of the business described on the opposite side of this card.

     The Shares represented by this proxy will be voted as indicated on the opposite side of this card. If no indication has been made, the Shares represented by this proxy will be voted in favor of Proposals 1 and 2 and as the named proxies deem advisable on such other business as may properly come before the meeting.

Please sign, date and return this proxy promptly, using the enclosed return envelope.

                           PAYMENTECH, INC.
                           P.O. BOX 11352
                           NEW YORK, N.Y. 10203-0352